EXHIBIT 10.1

Digital Theater Systems, Inc.

2005 Performance Incentive Plan

EFFECTIVE JANUARY 1, 2005

The Compensation Committee (the “Compensation Committee”) of the Board of Directors of Digital Theater Systems, Inc. (“Company”) hereby adopts this 2005 Performance Incentive Plan (“Plan”), effective for measurement periods beginning on or after January 1, 2005, subject to stockholder approval as described in Item 4 above.

1.    Purpose. The purpose of the Plan is to provide performance-based incentive compensation in the form of restricted stock to executive officers and senior management of the Company and any affiliates which might subsequently adopt the Plan. The Plan is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”).

2.    Administration. The Plan has been established by, and shall be administered by, the Compensation Committee. The Compensation Committee is composed solely of 2 or more outside directors as defined in Section 162(m) and, therefore, qualifies as an independent compensation committee under Section 162(m).

3.    Stockholder Approval. The Plan shall be effective if, and only if, the Company’s stockholders, by a majority of the votes considered present or represented and entitled to vote with respect to this matter, approve the material terms of the Plan, specifically, the employees eligible to receive compensation under the Plan; the business criteria on which the performance goals may be based; and the maximum amount of compensation that may be paid to any employee under the Plan in any year. No award will be paid under the Plan until after this approval is obtained. To the extent necessary for the Plan to qualify as performance-based compensation under Section 162(m) or its successor under then applicable law, the material terms of the Plan shall be disclosed to and reapproved by the stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which stockholders previously approved the material terms of the Plan.

4.    Participants. For each measurement period (which may but need not be a fiscal year), the Compensation Committee will choose, in its sole discretion, those eligible employees who will participate in the Plan during that measurement period and will be eligible to receive payment under the Plan for that measurement period.

Eligible Employees. Persons who are eligible to participate in the Plan are all members of senior management of the Company and its affiliates. For purposes of the Plan, senior management is defined as any officer who is subject to the reporting rules of Section 16(a) of the Securities Exchange Act of 1934, or who is designated as eligible for the Plan by the Compensation Committee in its discretion.

Employment Criteria. In general, to participate in the Plan an eligible employee must be continuously employed by the Company or an affiliate for the entire measurement period. The foregoing notwithstanding: (i) if an otherwise eligible employee joins the Company or an affiliate during the measurement period, the Compensation Committee may, in its discretion, add the employee to the Plan for the partial measurement period, and (ii) if the employment of an otherwise eligible employee ends before the end of the measurement period because of death, disability, termination of employment (as determined in the discretion of the Compensation Committee), the employee shall be paid a pro-rata portion of the compensation, if any, that otherwise would have been payable under the Plan, unless the Committee determines in its sole discretion that payment is not appropriate. If a participant is on unpaid leave status for any portion of the measurement period, the Compensation Committee, in its discretion, may reduce the participant’s payment on a pro-rata basis.

All determinations under the Plan, including those related to interpretation of the Plan, eligibility or the payment or pro-ration of any payment shall be made by the Compensation Committee pursuant to the above terms, and those determinations shall be final and binding on all employees.

5.    Awards. The Compensation Committee shall determine the size and terms of an individual Award. Awards shall be made in restricted “Stock Awards” from the Company’s 2003 Equity Incentive Plan. The Stock Awards shall be granted and/or vested based upon the attainment of performance goals as set forth in Section 6.

6.    Business Criteria on Which Performance Goals Shall be Based. The grant and/or vesting of Stock Awards under the Plan shall be based on the Company’s attainment of performance goals based on one or more of the following business criteria:

•  Return on equity, total capital, assets, sales or invested capital.

•  Shareholder return.

•  Growth of revenue, operating income or net income (with or without regard to impairment of goodwill).

•  Efficiency ratio (other expense as a percentage of other income plus net interest income), with or without regard to impairment of goodwill.

•  Net operating expense (other income less other expense) with or without regard to impairment of goodwill.

•  Net income or operating income with or without regard to impairment of goodwill, in aggregate or per share.

•  Earnings before interest, taxes, depreciation and amortization (“EBITDA”).

•  Free cash flow generation.

•  Ratio of nonperforming assets to total assets.

•  Customer service.

•  Individually designed goals and objectives that are consistent with the participant’s specific duties and responsibilities and that are designed to improve the financial performance of the Company or a specific division or affiliate. The goals and objectives shall also be derived from and consistent with the operating plan of the Company, division or affiliate for the particular year to which the participant’s performance is measured.

7.    Establishing Performance Goals. The Compensation Committee shall establish, for each measurement period: (a) the length of the measurement period; (b) the specific business criterion or criteria, or combination thereof, that will be used; (c) the specific performance targets that will be used for the selected business criterion or criteria; (d) any special adjustments that will be applied in calculating whether the performance targets have been met to factor out extraordinary items; (e) the formula for calculating compensation eligible for payment under the Plan in relation to the performance targets; (f) the eligible employees who will participate in the Plan for that measurement period; and (g) if applicable, the target amounts for each participant for the measurement period. The Compensation Committee shall make these determinations in writing no later than 90 days after the start of each measurement period, on or before 25 percent of the measurement period has elapsed, and while the outcome is substantially uncertain. The maximum award to any one participant in any one measurement period under the Plan shall not exceed 200,000 shares.

Unless otherwise specified by the Compensation Committee in its written determinations establishing the criteria for the particular measurement period, if the Company or its affiliates consummate one or more acquisitions during the measurement period that, individually or in the aggregate, constitute a Triggering Acquisition, the measurement period shall end early, on the last day of the calendar quarter immediately before the consummation of the first acquisition that constitutes a Triggering Acquisition (either individually or when aggregated with prior acquisitions during the measurement period), and pro-rated payments shall be paid based on the degree of attainment of the performance goals during the shortened measurement period. For purposes of this paragraph, a Triggering Acquisition means an acquisition (or combination of acquisitions) in which the acquired entity’s operating earnings (earnings before transaction-related expense) for the four quarters completed immediately before consummation of the acquisition is equal to 10% or more of the pro-forma operating earnings for the same four quarters for the combination of the Company and its affiliates and the acquired entity. (If either the Company and its affiliates or the entity being acquired had consummated other acquisitions during the four quarters in question, the calculation described in the prior sentence shall be done using pro-forma earnings for each combined entity.)

If an employee joins the Company or an affiliate during the measurement period and becomes an eligible employee pursuant to Paragraph 4(b), and if the employee is a “covered employee” within the meaning of Section 162(m) (because the employee is the chief executive officer or is among the 4 highest compensated officers for the year other than the chief executive officer), then to the extent necessary for the Plan to qualify as performance-based compensation under Section 162(m) or its successor under then applicable law, all relevant elements of the performance goals established pursuant to paragraph 6 of this plan for that employee must be established on or before the date on which 25% of the time from the commencement of employment to the end of the measurement period has elapsed, and the outcome under the performance goals for the measurement period must be substantially uncertain at the time those elements are established.

8.    Determination of Attainment of Performance Goals. The Compensation Committee shall determine, pursuant to the performance goals and other elements established pursuant to Section 6 of the Plan, the extent to which the Stock Awards have vested. The Compensation Committee’s determinations shall be final and binding on all participants. These determinations must be certified in writing, which requirement may be satisfied by approved minutes of the Compensation Committee meeting setting out the determinations made. The Compensation Committee shall not have discretion to increase the amount of a Stock Award or accelerate the vesting of any Stock Award to any employee who is a “covered employee” within the meaning of Section 162(m) if such action would cause the Stock Award or any part thereof to not be deductible under the Internal Revenue Code.

9.    Amendments. The Compensation Committee may not amend or terminate the Plan so as to increase, reduce or eliminate Stock Awards granted under the Plan for any given measurement period retroactively, that is, on any date later than 90 days after the start of the measurement period. The Compensation Committee may amend or terminate the Plan at any time on a prospective basis and/or in any fashion that does not increase, reduce or eliminate Stock Awards retroactively. The foregoing notwithstanding, except as required by applicable law, the Compensation Committee shall not have the power to amend the Plan in any fashion that would cause the Plan to fail to qualify as performance-based compensation with respect to any “covered employee” as defined under Section 162(m) or its successor. Without limiting the generality of the foregoing, to the extent it would cause the Plan to fail to qualify as performance-based compensation with respect to any “covered employee” as defined under Section 162(m) or its successor under then applicable law, the Compensation Committee shall not have the power to change the material terms of the performance goals unless (i) the modified performance goals are established by the Compensation Committee no later than 90 days after the start of the applicable measurement period, on or before 25 percent of the measurement period has elapsed, and while the outcome is substantially uncertain; and (ii) no Stock Awards are granted until after the material terms of the modified performance goals are disclosed to and approved by the Company’s stockholders.

10.  Rule 10b5-1 Trading Plans; Stock Withholding. It is expected that participants under the Plan will establish or modify stock trading plans under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, to provide for the sale of Company shares and remit to the Company to the proceeds to meet the Company’s withholding obligations in connection with the Stock Awards. To the extent participants fail to establish or modify 10b5-1 plans in accordance with the foregoing, the Company shall withhold the number of shares under a Stock Award sufficient (based on the fair market value of the Shares) to meet such withholding obligation.

11.  Effect on Employment/Right to Receive. Employment with the Company and its affiliates is on an at-will basis. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any participant’s employment or service at any time, with or without cause or notice. Furthermore, the Company expressly reserves the right, which may be exercised at any time and without regard to any measurement period, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a participant under this Plan. For purposes of this Plan, transfers of employment between the Company and/or its affiliates shall not be deemed a termination of employment. No person shall have the right to be selected to receive a Stock Award under the Plan, or, having been so selected, have the right to receive a future award.

12.  Successors. All obligations of the Company under the Plan, with respect to Stock Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all the business or assets of the Company.

13.  Nontransferability or Awards. No Stock Award granted under this Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the extent permitted by the Company’s 2003 Equity Incentive Plan. All rights with respect to Stock Award granted under this Plan shall be available during his or her lifetime only to the participant to whom the Stock Award under this Plan is granted.

14.  Effectiveness; Prior Plans Superseded. Upon stockholder approval as described in Section 3, the Plan shall be effective for measurement periods beginning on or after January 1, 2005.

Executed effective as of March 22, 2005.